EXHIBIT 99.1

Caladrius Biosciences Announces 1-for-10 Reverse Split
BASKING RIDGE, N.J., July 27, 2016 (GLOBE NEWSWIRE) -- Caladrius Biosciences, Inc. (NASDAQ:CLBS) (“Caladrius” or the “Company”), a cell therapy company combining an industry-leading development and manufacturing services provider (PCT) with a select therapeutic development pipeline, announces today that as of 5:00 p.m., Eastern Time, on July 27, 2016 it will effect a 1-for-10 reverse stock split of its outstanding common stock, which will be effective for trading purposes as of the commencement of trading on Thursday, July 28, 2016. At the Annual Meeting of Stockholders held on June 22, 2016, the reverse stock split was approved by the Company’s stockholders, to be effected at the Board’s discretion within the approved parameters, and the specific ratio was subsequently approved by the Company’s Board.
The reverse stock split is intended to increase the per share trading price of the Company's common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market. Trading of the Company’s common stock on The NASDAQ Capital Market will continue, on a post-split basis, with the opening of the markets on Thursday, July 28, 2016, under the existing trading symbol “CLBS” and under new CUSIP number 128058203.  The reverse stock split reduces the number of shares of the Company’s common stock outstanding from approximately 59 million shares of common stock pre-reverse split to approximately 5.9 million shares of common stock post-reverse split.
The number of authorized shares of common stock and the par value per share will remain unchanged. As a result of the reverse stock split, every ten shares of the Company’s pre-reverse split common stock will be combined and reclassified into one share of common stock. Proportionate voting rights and other rights of common stock holders will not be affected by the reverse stock split. Stockholders who would otherwise hold a fractional share of common stock will receive an increase to their common stock as the common stock will be rounded up to a full share. No fractional shares will be issued in connection with the reverse stock split. The number of outstanding options and warrants will be adjusted accordingly, with outstanding options being reduced from approximately 7.0 million to approximately 700,000 and outstanding warrants being reduced from approximately 4.6 million to approximately 460,000.
The Company’s transfer agent, Continental Stock Transfer & Trust Company, LLC, is acting as exchange agent for the reverse stock split and will send instructions to stockholders of record regarding the exchange of certificates for common stock for uncertificated shares of common stock.
Additional information about the reverse stock split can be found in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission (SEC) on May 10, 2016, a copy of which is available at www.sec.gov or at the company’s website at www.caladrius.com. More detailed information regarding this reverse stock split can be found in the Company’s Form 8-K filed with the SEC on July 27, 2016.
“This decision has been made in consultation with investors, advisors and our Board of Directors and we believe the resulting increase in share price will broaden the appeal of our shares to investors, particularly institutional stockholders. Furthermore, the management and Board of Directors feel strongly that The NASDAQ Capital Market stock exchange is the most beneficial and appropriate exchange on which Caladrius’ shares should trade and this reverse split will resolve the minimum trading price issue, allowing us to meet our continuing listing requirements,”

said David J. Mazzo, Ph.D., Chief Executive Officer of Caladrius.  “We continue to execute on our goals to grow and expand the PCT business, to advance the Phase 2 T-Rex clinical trial of our T regulatory cell technology for the treatment of recent-onset type 1 diabetes to proof-of-concept in man, to monetize non-core assets and to maintain financial discipline by further reducing expenses.”
About Caladrius Biosciences
Caladrius Biosciences, Inc., through its subsidiary, PCT, is a leading development and manufacturing partner to the cell therapy industry.  PCT works with its clients to overcome the fundamental challenges of cell therapy manufacturing by providing a wide range of innovative services including product and process development, GMP manufacturing, engineering and automation, cell and tissue processing, logistics, storage and distribution, as well as expert consulting and regulatory support. PCT and Hitachi Chemical Co., Ltd. have entered into a strategic global collaboration to accelerate the creation of a global commercial cell therapy development and manufacturing enterprise with deep engineering expertise.  Around the core expertise of PCT, Caladrius strategically develops select product candidates, which currently includes an innovative therapy for type 1 diabetes based on a proprietary platform technology for immunomodulation. For more information, visit www.caladrius.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. All statements other than statements of historical fact contained in this press release are forward-looking statements. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 15, 2016, and in the Company’s other periodic filings with the SEC. The Company’s further development is highly dependent on, among other things, future medical and research developments and market acceptance, which are outside of its control.

CONTACTS:

Investors:
LHA
Anne Marie Fields
Senior Vice President
Phone: +1-212-838-3777
Email: afields@lhai.com

Media:
Caladrius Biosciences, Inc.
Eric Powers
Director, Communications and Marketing
Phone: +1-212-584-4173
Email: epowers@caladrius.com